AMENDMENT NO. 2
TO
INVESTMENT SUB-ADVISORY AGREEMENT

         THIS AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY
AGREEMENT (the "Amendment") is dated as of June 1, 2010, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC"), a
Texas Corporation,  and TEMPLETON INVESTMENT COUNSEL, LLC (the
"Sub-Adviser").


	RECITALS

         WHEREAS, VALIC and VALIC Company I ("VC I") entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

         WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated December 5, 2005, as amended with respect to the Covered Funds; and

         WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the revised subadvisory fee schedule of the Global Strategy Fund.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment.  Schedule A to the
Agreement is hereby amended to reflect the revised subadvisory fee schedule of the Global Strategy
Fund.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

		4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings 				assigned
to them in the Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

THE VARIABLE ANNUITY LIFE 			TEMPLETON
INVESTMENT COUNSEL, LLC
INSURANCE COMPANY

By:   	/S/ KURT W. BERNLOHR			By:	/S/
NORI L. GABERT

Name:  	Kurt W. Bernlohr					Name:	Nori L.
Gabert

Title:	Senior Vice President				Title:	Vice
President & Secretary



SCHEDULE A
COVERED FUND(S)

Effective June 1, 2010

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

         		Covered Fund					Fee



Global Strategy Fund*

0.40% on assets up to $500 million
0.36% on assets over $500 million


* With respect to the Global Strategy Fund, the SUB-ADVISER shall be paid a fee based on the average daily net assets of the Fund, which includes the Fund's assets managed by the SUB-ADVISER and the Fund's assets managed by Franklin Advisers, Inc.